EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 5/7/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/10/2025	Sell	13,774	5.38
3/11/2025	Sell	38,978	5.33
3/12/2025	Sell	5,724	5.37
4/7/2025	Buy	24,118	4.60
4/21/2025	Buy	400	4.91
4/23/2025	Buy	43,025	5.13
4/25/2025	Buy	6,845	5.14
5/2/2025	Buy	20,280	5.28
5/7/2025	Buy	206,071	5.23